Exhibit 99.1

Press contact:	Investor Contact:
Trinseo	Trinseo
Donna St. Germain	David Stasse
Tel : +1 610-240-3307	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dstasse@trinseo.com

Trinseo Reports Record Adjusted EBITDA Excluding Inventory Revaluation of $153 million for the First Quarter 2016;

Increases Full Year 2016 Outlook

First Quarter 2016 Summary

•                  Net Income of $77 million

•                  Adjusted EPS of $1.62, inclusive of $0.16 unfavorable impact from inventory revaluation

•                  Adjusted EBITDA of $143 million ($153 million excluding inventory revaluation)

•                  Free cash flow of $63 million

	Three Months Ended
	March 31,
$millions, except per share data	2016	2015
Revenue	894	1,018
Net Income	77	38

EBITDA	141	107
Adjusted EBITDA	143	109
Adjusted EBITDA excluding inventory revaluation	153	151
Adjusted Net Income	79	39

EPS (Basic) ($)	1.58	0.77
EPS (Diluted) ($)	1.56	0.77
Adjusted EPS ($)	1.62	0.80

BERWYN, Pa — May 3, 2016 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its first quarter 2016 financial results with revenue of $894 million and net income of $77 million.

Additionally, results for the first quarter included Adjusted EPS of $1.62 per diluted share and Adjusted EBITDA of $143 million; these included an unfavorable inventory revaluation impact of $0.16 and $10 million, respectively.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “I am very pleased with the strong start to the year, as we exceeded our first quarter Adjusted EBITDA and Adjusted EPS guidance.  We continue to see a higher, sustainable level of EBITDA and earnings due to structural improvements in the styrenics and polycarbonate markets.  Free cash flow of $63 million was a record first quarter result, and we repurchased 1.6 million shares in March as part of Bain Capital’s secondary offering on March 24.”

Pappas continued, “As expected, our Performance Materials division delivered $77 million of Adjusted EBITDA excluding inventory revaluation, putting it on track to deliver at least 5% EBITDA growth in 2016.  Our Basic Plastics & Feedstocks division had another strong quarter with $101 million Adjusted EBITDA excluding inventory revaluation.  This result exceeded our guidance due mainly to higher than expected styrene margins, and included no contribution from fly-up styrene margin.”

Revenue in the first quarter decreased 12% versus prior year driven by the pass through of lower raw material costs, lower sales volume to the Europe polystyrene and Asia Performance Plastics markets, as well as currency, as the euro weakened in comparison to the U.S. dollar.

First quarter Adjusted EBITDA of $143 million included a $10 million unfavorable impact from inventory revaluation.  Adjusted EBITDA excluding inventory revaluation of $153 million was $2 million higher than prior year.

First Quarter Results and Commentary by Business Segment

•                  Latex revenue of $209 million for the quarter decreased 12% versus prior year primarily driven by the pass through of lower raw material costs, lower sales volume in Europe and North America, as well as currency.  Higher sales volume to the Asia paper market partially offset these impacts.  Adjusted EBITDA of $19 million was $2 million below prior year driven by lower margin in Asia and a prior year price lag benefit, which were partially offset by price increases in North America and lower fixed costs from the Gales Ferry, Connecticut plant closure.  Sales volume of 299 million pounds was in line with the trend over the last eight quarters.

•                  Synthetic Rubber revenue of $102 million for the quarter decreased 21% versus prior year driven by the pass through of lower raw material costs as well as lower sales volume, particularly in Nickel-PBR as production decreased due to Neodymium-PBR plant trials.  Adjusted EBITDA of $23 million was $3 million below prior year primarily driven by lower Nickel-PBR sales volume.  SSBR sales volume was a record high during the quarter, and overall second quarter sales volume should be sequentially higher with the restart of Nickel-PBR production.

•                  Performance Plastics revenue of $169 million for the quarter was 14% below prior year due to the pass through of lower raw material costs as well as lower sales volume to the consumer electronics market in Asia.  Adjusted EBITDA of $30 million was $5 million above prior year due mostly to higher margins.  Sales volume to the automotive market was 4% higher than prior year excluding Latin America.

•                  Basic Plastics & Feedstocks revenue of $414 million was 9% below prior year driven by the pass through of lower raw material costs, currency, and lower polystyrene sales in Europe due to prior year restocking activities.  Adjusted EBITDA of $97 million was $38 million higher than prior year.  Adjusted EBITDA excluding inventory revaluation of $101 million was $20 million higher than prior year driven by higher styrene, styrenic polymer, and polycarbonate margins.

Free Cash Flow and Leverage

Free cash flow for the quarter was $63 million, inclusive of $36 million in dividends from joint ventures, $26 million of capital expenditures, and $6 million of cash interest payments. At the end of the quarter we had record liquidity of $883 million, which included $438 million of cash, inclusive of the $57 million cash outlay for the repurchase of 1.6 million shares.

As expected, our net leverage ratio continued to decrease due to higher EBITDA and cash generation, and was 1.5 times at the end of the quarter, compared to approximately 3.5 times at the end of the first quarter of 2015.

Outlook

Commenting on the outlook for the second quarter and full year 2016 Pappas said, “We expect this level of performance to continue into the second quarter, with an estimate of $140 to $150 million of Adjusted EBITDA excluding inventory revaluation.  The Performance Materials division should deliver $70 to $75 million of Adjusted EBITDA excluding inventory revaluation, as we do not expect the first quarter Performance Plastics price lag benefit to reoccur.  The Basic Plastics & Feedstocks division Adjusted EBITDA excluding inventory revaluation is expected to be between $90 and $100 million, slightly below the first quarter result due to planned styrenics turnarounds.”

Commenting on the outlook for the full year 2016 Pappas said, “When combining our second quarter estimate with our first quarter performance, the first half Adjusted EBITDA excluding inventory revaluation is expected to be about $300 million.  We expect the second half of 2016 to be quite strong, but with some impact from seasonality.  Therefore, we are increasing our full year guidance to $570 to $590 million of Adjusted EBITDA excluding inventory revaluation.  This estimate includes no or minimal impact from fly-up styrene margin, and is a result of sustainable, structural improvements in the styrenics and polycarbonate markets.  This EBITDA estimate translates into an expected Adjusted EPS range of $6.40 to $6.70.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its First Quarter 2016 financial results tomorrow, Wednesday, May 4, 2016 at 10 AM Eastern Time.

Commenting on results will be Trinseo’s Chris Pappas, President and Chief Executive Officer and David Stasse, Vice President, Treasury and Corporate Finance. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: 877-372-0878

Participant International Dial-In Number: +1 253-237-1169

Conference ID / passcode: 93554854

The Company will also offer a live Webcast of the conference call with question and answer session via registration page on the Trinseo Investor Relations website.

Trinseo has posted its First Quarter 2016 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until May 4, 2017.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solution to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.0 billion in revenue in 2015, with 18 manufacturing sites around the world, and more than 2,200 employees.

Use of non-GAAP measures

Trinseo management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; and the loss of customers. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Net sales	$894,084	$1,018,265
Cost of sales	754,412	915,186
Gross profit	139,672	103,079
Selling, general and administrative expenses	54,486	51,775
Equity in earnings of unconsolidated affiliates	35,026	36,707
Operating income	120,212	88,011
Interest expense, net	18,896	28,856
Other expense, net	2,669	3,551
Income before income taxes	98,647	55,604
Provision for income taxes	21,900	17,900
Net income	$76,747	$37,704
Weighted average shares- basic	48,655	48,770
Net income per share- basic	$1.58	$0.77
Weighted average shares- diluted	49,086	48,851
Net income per share- diluted	$1.56	$0.77

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$438,389	$431,261
Accounts receivable, net of allowance for doubtful accounts	535,095	494,556
Inventories	367,159	353,097
Other current assets	13,300	10,120
Total current assets	1,353,943	1,289,034

Investments in unconsolidated affiliates	181,711	182,836
Property, plant and equipment, net of accumulated depreciation	522,145	518,751
Other assets
Goodwill	32,255	31,064
Other intangible assets, net	168,013	158,218
Deferred income tax assets—noncurrent	46,564	51,395
Deferred charges and other assets	27,004	27,596
Total other assets	273,836	268,273
Total assets	$2,331,635	$2,258,894

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$5,000	$5,000
Accounts payable	340,803	324,629
Income taxes payable	28,223	20,804
Accrued expenses and other current liabilities	91,229	98,836
Total current liabilities	465,255	449,269
Noncurrent liabilities
Long-term debt, net of unamortized deferred financing fees	1,192,500	1,177,120
Deferred income tax liabilities—noncurrent	27,480	25,764
Other noncurrent obligations	226,316	217,727
Total noncurrent liabilities	1,446,296	1,420,611

Commitments and contingencies
Shareholders’ equity
Ordinary shares, $0.01 nominal value, 50,000,000 shares authorized (March 31, 2016: 48,778 shares issued and 47,178 shares outstanding ; December 31, 2015: 48,778 shares issued and outstanding)	488	488
Additional paid-in-capital	562,125	556,532
Treasury shares, at cost (March 31, 2016: 1,600 shares; December 31, 2015: zero shares)	(57,008)	—
Retained Earnings (accumulated deficit)	58,458	(18,289)
Accumulated other comprehensive loss	(143,979)	(149,717)
Total shareholders’ equity	420,084	389,014
Total liabilities and shareholders’ equity	$2,331,635	$2,258,894

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities
Cash provided by operating activities	$84,885	$42,914

Cash flows from investing activities
Capital expenditures	(26,437)	(27,670)
Proceeds from the sale of businesses and other assets	—	560
Distributions from unconsolidated affiliates	4,809	—
Cash used in investing activities	(21,628)	(27,110)

Cash flows from financing activities
Short-term borrowings, net	(63)	(9,487)
Repayments of term loans	(1,250)	—
Purchase of treasury shares	(57,008)	—
Cash used in financing activities	(58,321)	(9,487)
Effect of exchange rates on cash	2,192	(8,406)
Net change in cash and cash equivalents	7,128	(2,089)
Cash and cash equivalents—beginning of period	431,261	220,786
Cash and cash equivalents—end of period	$438,389	$218,697

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Revenue by Segment

	Three Months Ended
	March 31,	March 31,
(In millions)	2016	2015
Latex	$209.5	$238.3
Synthetic Rubber	102.2	129.4
Performance Plastics	168.6	196.9
Basic Plastics & Feedstocks	413.8	453.7
Total Revenue	$894.1	$1,018.3

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income

EBITDA is a non-GAAP financial measure that we refer to in making operating decisions because we believe it provides meaningful supplemental information regarding the Company’s operational performance. We present EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis because it removes the impact of our capital structure (such as interest expense), asset base (such as depreciation and amortization) and tax structure.

We also believe that the presentation of Adjusted EBITDA provides investors with a useful analytical indicator of our performance and of our ability to service our indebtedness. We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring and other non-recurring items.

We present Adjusted EBITDA excluding inventory revaluation in order to facilitate the comparability of results from period to period by adjusting cost of sales to reflect the cost of raw materials during the period, which is often referred to as the replacement cost method of inventory valuation. We believe this measure minimizes the impact of raw material purchase price volatility in evaluating our performance. Our approach to calculating inventory revaluation is intended to represent the difference between the results under the FIFO and the replacement cost methods. However, our calculation could differ from the replacement cost method if the monthly raw material standards are different from the actual raw material prices during the month and production and purchase volumes differ from sales volumes during the month. These factors could have a significant impact on the inventory revaluation calculation.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with Net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability.

There are limitations to using financial measures such as those discussed above. These performance measures are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. Other companies in our industry may use these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
(In millions, except per share data)	March 31, 2016	March 31, 2015
Net income	$76.7	$37.7
Interest expense, net	18.9	28.9
Provision for income taxes	21.9	17.9
Depreciation and amortization	23.2	22.5
EBITDA	$140.7	$107.0
Restructuring and other charges (a)	0.7	0.5	Selling, general, and administrative expenses
Other non-recurring items (b)	1.8	1.3	Selling, general, and administrative expenses
Adjusted EBITDA	$143.2	$108.8
Inventory revaluation (c)	9.7	42.1
Adjusted EBITDA excluding inventory revaluation	$152.9	$150.9
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$143.2	$108.8
Interest expense, net	18.9	28.9
Provision for income taxes — Adjusted (d)	22.4	18.3
Depreciation and amortization — Adjusted (e)	22.6	22.3
Adjusted Net Income	$79.3	$39.3
Adjusted EPS	$1.62	$0.80

Adjusted EBITDA by Segment:
Latex	$18.8	$21.5
Synthetic Rubber	23.1	26.2
Performance Plastics	30.0	25.1
Basic Plastics & Feedstocks	96.6	59.5
Corporate unallocated	(25.3)	(23.5)
Adjusted EBITDA	$143.2	$108.8

(a)                  Restructuring and other charges for the three months ended March 31, 2016 relate to charges incurred in connection with the closure of our Allyn’s Point manufacturing facility in Gales Ferry, Connecticut.  Charges for three months ended March 31, 2015 relate primarily to the polycarbonate restructuring within our Basic Plastics & Feedstocks segment.

(b)                  Other non-recurring items for the three months ended March 31, 2016 relate to fees incurred in conjunction with the Company’s secondary offering completed in March 2016. Other non-recurring items for the three months ended March 31, 2015 represent costs related to the process of changing our corporate name from Styron to Trinseo.

(c)                   See the discussion above this table for a description of inventory revaluation.

(d)                  Adjusted to remove the tax impact of the related items noted in (a), (b) and (e).

(e)                   For the three months ended March 31, 2016, the amount excludes accelerated depreciation of $0.5 million related to the closure of our Allyn’s Point facility.

Note 3: Defining Certain Liquidity Measures

The Company uses a number of measures to evaluate and discuss its liquidity position and performance, including Free Cash Flow and Liquidity. Free Cash Flow is defined as cash from both operating and investing activities, less the impact of changes in restricted cash. Liquidity is defined as total cash and cash equivalents plus unused borrowing capacity on the Company’s revolving debt and accounts receivable securitization facility.

Free Cash Flow and Liquidity are not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow and Liquidity differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP and the terms of related borrowing agreements.

The following provides further detail of how these amounts are derived for the periods discussed herein:

Free Cash Flow

	Three Months Ended
	March 31,	March 31,
(In millions)	2016	2015
Cash provided by operating activities	$84.9	$42.9
Cash used in investing activities	(21.6)	(27.1)
Impact of changes in restricted cash	—	—
Free Cash Flow	$63.3	$15.8

Liquidity

	March 31,	December 31,
(In millions)	2016	2015
Cash and cash equivalents	$438.4	$431.3
Available borrowings under accounts receivable securitization agreement	133.3	123.4
Available borrowings under the revolving facility	311.7	311.5
Liquidity	$883.4	$866.2